UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):   March 30, 2007

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 2, 2007, HearUSA, Inc. (the “Company”) filed an Item 4.02 Form 8-K reporting that on March 30, 2007, its board of directors determined that its consolidated financial statements for the years ended December 25, 2004 and December 31, 2005 should no longer be relied upon because of errors relating to the accounting treatment and disclosures of the recognition of deductible temporary differences and net operating loss carryfowards which were originally established in July of 2002 when the Company acquired Helix Hearing Care of America Corp. (“Helix”). The Company quantified and identified with greater certainty the amount and nature of the non-cash adjustments and filed Amendment No. 1 to Form 8-K to report that information. In completing the restatements, the effect of the corrections on the first three quarters of 2006 became known. On April 5, 2007, the board of directors of the Company determined that the quarterly consolidated financial statements for the periods ended April 1, 2006, July 1, 2006 and September 30, 2006 also should no longer be relied upon because of these errors. The Company is filing this Amendment No. 2 to Form 8-K to disclose this decision by the Company’s board of directors and to clarify its explanation of the reasons for the restatements.

At the time of the Helix acquisition, the Company failed to record the deferred income tax liability associated with tradenames acquired in the transaction. The effect of the correction of this error is to increase goodwill and deferred income tax liability by $2.7 million at the time of the Helix acquisition, which will be reflected on the consolidated balance sheets for the five years in the period ended December 30, 2006.

Additionally, the deferred income tax assets resulting from Helix’s Canadian temporary differences and net operating loss carryforwards totaling approximately $1.2 million at the time of the acquisition were not recorded due to the uncertainty of their utilization. As taxable income occurred in 2005 and 2004 from the Canadian operations, the Company should have recorded an income tax expense and a reduction in goodwill in each of these years. To correct this error, the Company will record additional income tax expense of $346,000 and $300,000 in 2005 and 2004, respectively, with corresponding decreases in goodwill each year.

Finally, as a part of the Helix acquisition, the Company acquired approximately $12.5 million of tax goodwill from the Helix’s US operations. At the time of the acquisition, the book basis of that goodwill exceeded its tax basis. Tax goodwill, unlike certain other types of goodwill, is deductible for tax purposes, thereby creating timing differences between book and tax bases. Because the point in time that such differences will turn around is unknown, generally accepted accounting principles require deferred income tax expense and deferred income tax liability to be recorded when such tax goodwill deductions are taken for tax purposes. This type of deferred income tax liability cannot be offset by deferred income tax assets. The Company deducted such goodwill for tax purposes between 2002 and 2006, but failed to record deferred income tax expense and liabilities. To correct this error, the Company will record a deferred income tax expense and related increases in deferred income tax liabilities of approximately $1.3 million in 2005, $390,000 in 2004, $390,000 in 2003 and $195,000 in 2002.

The Company will restate its consolidated balance sheets at December 31, 2005 and December 25, 2004 and the Company’s consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and December 25, 2004 and the notes related thereto.

The Company will include footnotes in the Form 10-K for the fiscal year ending December 30, 2006 reflecting restatement of the affected quarterly 2006, 2005 and 2004 financial information. The restated financial information for fiscal years 2002 through 2005 also will be reflected in the five-year selected financial information presented in Item 6 of the 2006 Form 10-K. All of the restatement changes will be fully explained in a footnote to the consolidated financial statements in the 2006 Form 10-K. The Company will not file amendments to its previously filed annual reports on Form 10-K or quarterly reports on Form 10-Q for the periods affected by the restatements.

The Company expects to file its 2006 Form 10-K on Thursday, April 5, 2007. Until such time, the financial statements for the fiscal years ended December 25, 2004 and December 31, 2005, as well as the quarterly reports on Form 10-Q for the first, second and third quarters of fiscal year 2006 should not be relied upon.

The Audit Committee, the full Board of Directors and the authorized officers of the Company have discussed with the Company’s independent registered accounting firm the matters disclosed in this Form 8-K/A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: April 5, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer